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                                                                 EXHIBIT (A)(5)


NEWS RELEASE

FOR IMMEDIATE RELEASE

AUGUST 7, 2003                              CMH CONTACT: CARL KOELLA, TREASURER
                                            PHONE:       865-380-3206
                                            FAX:         865-380-3784

    BERKSHIRE HATHAWAY AND CLAYTON HOMES ANNOUNCE COMPLETION OF ACQUISITION

Omaha, NE and Knoxville, TN. Berkshire Hathaway Inc. (NYSE: BRK.A, BRK.B) and Clayton Homes, Inc. (NYSE: CMH) announced today that Clayton Homes' merger with a subsidiary of Berkshire Hathaway became effective this morning prior to the opening of the market, and CMH stock was suspended for trading on the NYSE accordingly.

In another development, the companies announced today the final results of the successful tender offer for certain of CMH outstanding stock options, which expired at 5:00 p.m., Eastern Daylight Time, on August 6, 2003. Clayton Homes accepted for purchase and cancellation all 5,833,655 eligible options at the price per option indicated in the Company's Offer to Purchase, dated June 16, 2003.

Berkshire Hathaway is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.

Clayton Homes, Inc. is a vertically integrated manufactured housing company with 20 manufacturing plants, 296 Company owned stores, 611 independent retailers, 86 manufactured housing communities, and financial services operations that provide mortgage services for 168,000 customers and insurance protection for 100,000 families.

Certain statements in this press release are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted. Neither Berkshire Hathaway nor Clayton Homes, Inc. undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.